UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2024

MEI Pharma, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41827	51-0407811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11455 El Camino Real, Suite 250
San Diego, California		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 858 369-7100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00000002 par value	MEIP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2024, MEI Pharma, Inc. (the Company) and Dr. Richard Ghalie entered into a new employment agreement (the 2024 Employment Agreement), pursuant to which Dr. Ghalie will continue to serve as the Company’s Chief Medical Officer. The 2024 Employment Agreement replaces Dr. Ghalie’s existing employment letter, dated February 17, 2016, as amended, and is intended to make changes for consistency with the terms of the employment agreements for other senior executives of the Company. Certain terms of the 2024 Employment Agreement are discussed below in this Current Report on Form 8-K.

New Employment Agreement – Richard G. Ghalie, M.D., Chief Medical Officer

The 2024 Employment Agreement provides for (i) an annual base salary of $503,165.28, (ii) a target annual bonus opportunity of 40% of base salary, (iii) continued eligibility to participate in the Company’s health, retirement, expense reimbursement and other benefit plans, and (iv) continued eligibility to receive equity awards on similar terms as other senior executives of the Company, with awards made under the 2008 Stock Omnibus Equity Compensation Plan or a successor plan.

Under the 2024 Employment Agreement, if Dr. Ghalie’s employment is terminated by the Company without cause or Dr. Ghalie resigns for good reason, he will be eligible to receive the following severance benefits if he signs an effective release of claims: (i) a lump sum payment equal to 12 months of his base salary, (ii) if he elects COBRA health care continuation coverage, the Company will pay the monthly COBRA premium for 12 months, (iii) payment of a pro-rata annual bonus, if any, for the year of termination, and (iv) accelerated vesting of a portion of Dr. Ghalie’s outstanding stock options equal to the number of options that would have vested if he had continued to be employed by the Company for 12 months following termination. The 2024 Employment Agreement also provides that if the Company terminates Dr. Ghalie’s employment without cause in the 3 month period prior to a change in control at the request of the other party to the change in control transaction, or if upon or within 2 years following a change in control, Dr. Ghalie’s employment is terminated by the Company without cause or Dr. Ghalie resigns for good reason, then Dr. Ghalie’s outstanding stock options will fully vest and become exercisable as of his termination date, provided that he signs an effective release of claims.

In the event that Dr. Ghalie’s employment is terminated due to his death or disability, vesting of a portion of Dr. Ghalie’s outstanding stock options will accelerate in amount equal to the number of options that would have vested if he had continued to be employed by the Company for 12 months following such termination, subject to his execution of an effective release of claims in the event of a termination due to his disability.

Dr. Ghalie has executed an Employee Proprietary Information and Inventions Agreement, dated March 7, 2016, as amended from time to time (the Proprietary Information Agreement), which will continue in effect, except that, consistent with applicable law, the 2024 Employment Agreement provides that the provision of the Proprietary Information Agreement prohibiting certain post-termination inducement of employment of Company employees will not be in effect.

A copy of the 2024 Employment Agreement will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 17, 2024	By:	/s/ David M. Urso
President and Chief Executive Officer